Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 469-3667


                                                     February 10, 2003


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G - Adolor Corporation




Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                                            Sincerely,



                                                            Jeffrey A. Ruiz

Enclosures

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                               SCHEDULE 13G/A

                              (Amendment No. 2)

                  Under the Securities Exchange Act of 1934


                             Adolor Corporation
                   _______________________________________
                               NAME OF ISSUER:


                       Common Stock ($0.001 Par Value)
                   _______________________________________
                        TITLE OF CLASS OF SECURITIES


                                  00724X102
                   _______________________________________
                                CUSIP NUMBER


                              December 31, 2002
                   _______________________________________
           (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                  [X]      Rule 13d-1(b)

                  [   ]    Rule 13d-1(c)

                  [   ]    Rule 13d-1(d)

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG *

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (A)     [ ]
         (B)     [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     2,741,091
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   28,100
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  2,689,691
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           150,700

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,741,091

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                    [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.0%

12.  TYPE OF REPORTING PERSON

         HC, CO

     * In accordance with Securities Exchange Act Release No. 39538
     (January 12, 1998), this filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Europe GmbH, Frankfurt am Main

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(A)      [ ]
(B)      [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              1,955,439
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           1,955,439
PERSON WITH       8.       SHARED DISPOSITIVE POWER
SHARES

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,955,439

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                    [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.25%

12.  TYPE OF REPORTING PERSON

         IC, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         DeAM Germany

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(A)      [ ]
(B)      [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              66,900
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           66,900
PERSON WITH       8.       SHARED DISPOSITIVE POWER
SHARES

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         66,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                    [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.21%

12.  TYPE OF REPORTING PERSON

         IC, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Group Ltd, London

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(A)      [ ]
(B)      [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Great Britain

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              76,500
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           76,500
PERSON WITH       8.       SHARED DISPOSITIVE POWER
SHARES


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         76,500

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                    [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.24 %
12.  TYPE OF REPORTING PERSON

         IC, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Americas Inc.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(A)      [ ]
(B)      [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                                 270,600
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                             119,900
PERSON WITH       8.       SHARED DISPOSITIVE POWER
SHARES                               150,700


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         270,600

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                    [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.86%

12.  TYPE OF REPORTING PERSON

         IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Company Americas

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(A)      [ ]
(B)      [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                               371,652
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                             28,100
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                            470,952
PERSON WITH       8.       SHARED DISPOSITIVE POWER
SHARES


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         470,952

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                    [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.5%

12.  TYPE OF REPORTING PERSON

         BK, CO

Item 1(a).        Name of Issuer:
                  Adolor Corporation (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is:

                  620 Pennsylvania Avenue, Exton, PA 19341.

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG, ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of the Reporting Person is:

                           Taunusanlage 12, D-60325
                           Frankfurt am Main
                           Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock, $0.001 par value

                  ("Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.




Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or
                   13d-2(b) or (c), check whether the person filing is a:

            (a)    [   ]Broker or dealer registered under section 15 of  the
                        Act;

            (b)    [ X] Bank as defined in section 3(a)(6) of the Act;
                        Deutsche Bank Trust Company Americas

            (c)    [   ]Insurance Company as defined in section 3(a)(19) of the
                        Act;

            (d)    [X ] Investment Company registered under section 8 of the
                        Investment Company Act of 1940;

                        Deutsche Asset Management Group Ltd., London
                        Deutsche Asset Management Investmentgesellschaft mbH Deutsche Asset Management Europe GmbH, Frankfurt am Main



            (e)    [ X]  An investment adviser in accordance with Rule 13d-1(b)
                        (1)(ii)(E);
                        Deutsche Investment Management Americas Inc.

            (f)    [   ]An employee benefit plan, or endowment fund in
                        accordance
                        with Rule 13d-1 (b)(1)(ii)(F);

            (g)    [X] parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

                        Deutsche Bank AG, Frankfurt am Main/Germany

            (h)    [   ]A savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)    [   ]A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940;

            (j)    [   ]Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).


Item 4.           Ownership.

           (a)    Amount beneficially owned:

                  The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

           (b)    Percent of class:

                  The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

            (c)   Number of shares as to which such person has:

                   (i)sole power to vote or to direct the vote:

                   The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                   (ii) shared power to vote or to direct the vote:

                   The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                   (iii) sole power to dispose or to direct the disposition of:

                   The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                   (iv) shared power to dispose or to direct the disposition of:

                   The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                   Not applicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Subsidiary                           Item 3 Classification

                  Deutsche Asset Management
                  Group Ltd, London                    Investment Company

                  Deutsche Investment Management
                  Americas Inc.                        Investment Advisor

                  Deutsche Bank Trust Company
                  Americas                             Bank


                  DeAM Germany                         Investment Company


                  Deutsche Asset Management Europe
                  GmbH, Frankfurt am Main              Investment Company




Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/10/03

                             DEUTSCHE BANK AG


                             By: /s/ Jeffrey A. Ruiz
                             Name: Jeffrey A. Ruiz
                             Title: Vice President


                             By: /s/ Margaret M. Adams
                             Name: Margaret M. Adams
                             Title: Director

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/10/03


                       Deutsche Investment Management Americas Inc.


                       By: /s/ William G. Butterly III
                       Name: William G. Butterly III
                       Title: Secretary

                                            SIGNATURE

 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/10/03


                     Deutsche Bank Trust Company Americas


                     By: /s/ James T. Byrne, Jr.
                     Name: James T. Byrne, Jr.
                     Title: Secretary

                               SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Dated: 2/10/03

                           DEUTSCHE ASSET MANAGEMENT
                           GROUP LTD., LONDON

                           By: /s/ Hugh Male
                           Name: Hugh Male
                           Title:   Vice President


                           By: /s/ Patrick Galligan
                           Name: Patrick Galligan
                           Title: Director

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/10/03


            Deutsche Asset Management Europe GmbH, Frankfurt am Main


            By: /s/  Susan Seidel
            Name:  Susan Seidel
            Title:    Vice President



            By: /s/  Michaela Bundschuh
            Name:  Michaela Bundschuh
            Title:    Director

                                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/10/03



                                    DeAM Germany



                                    By: /s/  Susan Seidel
                                    Name:    Susan Seidel
                                    Title:   Vice President



                                    By: /s/  Michaela Bundschuh
                                    Name:  Michaela Bundschuh
                                    Title:    Director